EXHIBIT 5.1

Akerman Senterfitt
Attorneys at Law
350 East Las Olas Boulevard
16th Floor
Fort Lauderdale, Florida 33301
(954) 463-2700
Telecopy (954) 463-2224

May 25, 2005

Sunair Electronics, Inc.
3005 Southwest Third Avenue
Fort Lauderdale, Florida 33315

Ladies and Gentlemen:

     We have acted as special counsel to Sunair Electronics, Inc., a Florida corporation (the “Company”) with respect to the filing by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) covering the issuance of up to 1,026,667 shares of the Company’s common stock, par value $.10 per share (the “Shares”).

     In connection with the Registration Statement, we have examined, considered and relied upon copies of the following documents: (1) the Company’s Articles of Incorporation and the Company’s Bylaws; (2) the Registration Statement and exhibits thereto; and (3) such other documents and instruments that we have deemed necessary for the expression of the opinion contained herein.

     Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized and, when issued, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, AKERMAN SENTERFITT
/s/ Akerman Senterfitt